Exhibit 10.3

Financial Advisory Services Agreement

12 June, 2010

Mr. Yixiang Zhang
Chairman
Sichuan SHESAYS Cosmetology Hospital Co., Ltd.
No. 83 Xinnan Street
Chengdu, Sichuan
China 610041

Dear Mr. Yixiang Zhang:

Chief Capital Limited (“Chief”), a Hong Kong company, is pleased to act as the exclusive Chinese Financing Advisor to Sichuan SHESAYS Cosmetology Hospital Co., Ltd. (“SHESAYS”) (together with its subsidiaries and affiliates, including, but not limited to, any shell company acquired by SHESAYS, or an affiliate of SHESAYS, collectively referred to herein as the “Company”) from the date of this letter agreement through the end of the Engagement Period (as hereinafter defined) with respect to any reverse merger, financing by the Company or through a shell company (a “Shell”) which becomes a holding company for the Company’s business or assets (a “Financing”), sale, merger, joint venture, consolidation or any other business combination, in one or more transactions, involving all or a substantial amount of the business, securities or assets of the Company (the “Transaction”).

The “Engagement Period” shall mean that period commencing on the date hereof and continuing through the two year anniversary, unless terminated at an earlier date as provided below.

1.	The Transaction

In connection with our engagement, we propose to undertake certain services on your behalf, including the following, to the extent you may request:

(i) Assisting and advising the Company with respect to the appropriate corporate, management and capital structures to facilitate the Transaction. Chief shall use reasonable efforts to accomplish the Transaction contemplated under this Engagement;

(ii) Advising the Company with respect to suitable pricing, timing and deal size for the Financing; and

(iii) Assisting the Company in conducting financing activities in China.

2.	Fees and Expenses

 As compensation for the services to be provided by Chief hereunder, the Company agrees to pay to Chief:

(i) Service Fee

The Company shall pay 75,000 RMB to Chief as a service fee within the first five days of each quarter through the Engagement Period.

(ii) Success Fee

(a) A cash payment in USD of 8% of all proceeds received by the Company with respect to sales of the common stock and warrants (the “Equity Financing”), and senior secured high-yield notes (“HY Note Financing”), if any (collectively, the “Financing”), which amount shall be payable upon each closing;

(b) Warrants to purchase such number of shares of securities equal to 8% of the aggregate number of securities and notes sold by the Company to investors in the Financing. The securities into which such warrants are exercisable shall have all terms, rights and preferences applicable to the warrants sold in the Financing. The exercise price of the Warrants shall be equal to the purchase price of the warrants issued to the investors in the Equity Financing. The exercise period shall commence from the closing of the Transaction and through the subsequent two years.

The Company may not pay a commission or fee to anyone other than Chief in connection with the Transaction, without Chief’s prior written consent, and any such commission will not reduce any of the compensation payable to Chief hereunder.

If more than one Transaction is consummated, a Success Fee with respect to each such Transaction shall be payable upon consummation of each such Transaction.

The Company agrees to reimburse Chief promptly upon request from time to time for all out-of-pocket expenses (including, without limitation, travel, communication and document production expenses, and the fees and expenses of counsel) incurred by Chief pursuant to its engagement hereunder, whether or not a Transaction is consummated. In addition to out-of-pocket expenses, the Company agrees to reimburse Chief for certain additional administrative expenses (e.g., facsimile, telephone usage, photo copying, computer and database usage, secretarial support, etc.). The Company is responsible for payment of costs incurred on its behalf and invoiced to Chief by the third parties. The Company shall reimburse Chief for out-of-pocket expenses up to fifty thousand US dollars (US Road show fee is not included); Chief shall be responsible for any remaining out-of-pocket expenses incurred.

3.	Termination

This Agreement may not be terminated by the Company or Chief prior to the end of the Engagement Period, but may be terminated by Chief by giving written notice to the effect to the Company under following situation:

(i) The Company fails to make available to Chief necessary information, documents or other materials reasonably requested by Chief for the purpose of effectuating the Transaction contemplated by this Agreement;

(ii) The Company deliberately provides false information, documents, certification and other materials, cheats or misleads Chief;

(iii) The Company refuses to follow Chief’s reasonable suggestion or take action on time as advised by Chief, or delays feedback deliberately.

4.	Confidentiality

Both parties shall keep this Agreement confidential. In addition, information provided by the parties to each other pursuant to this Agreement or otherwise shall be kept in strict confidence provided such information is not the public domain or made available to the receiving party independent of the disclosing party.

5.	Priority in Future Cooperation

Chief shall be entitled priority of being engaged as financial advisor by the Company to assist the Company in future financing and Merger & Acquisition activities.

6.	Breach of Agreement and Indemnity

Each party should fulfill its responsibilities set forth in this agreement. In the event that any party breaks the agreement before the Company receiving approval to list on Nasdaq, it should indemnify the other party when claimed. In the event the Company breaks the agreement, it should pay damages to Chief in an amount equal to Chief’s loss incurred by the Company’s breach of the agreement. In the event Chief breaks the agreement, it should pay the Company at most all Service Fee or Success Fee paid by the Company pursuant to the section 2 of this agreement.

7.	Applicable Law and Dispute Resolution

Applicable Law. The execution, validity, construing and performance of this Agreement, and resolution of the disputes under this Agreement, shall be in accordance with the laws of Hong Kong.

Dispute Resolution. The Parties shall make good faith effort to settle any dispute arising from the interpretation or performance of this Agreement through friendly negotiation. In case no settlement can be reached, the Hong Kong courts shall have exclusive jurisdiction in respect of any dispute arising in connection with this agreement.

Please confirm that the foregoing is in accordance with your understandings and agreements with Chief by signing and returning to us the duplicate of this Agreement enclosed herewith.

Very truly yours,

Chief Capital Limited

By:_/s/ Cheng Hu________________________
Cheng Hu, Chief Managing Director

AGREED TO AND ACCEPTED:
Sichuan SHESAYS Cosmetology Hospital Co., Ltd.

By:_/s/ Yixiang Zhang__________________
Mr. Yixiang Zhang, CEO